UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2021

CHART INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11442	34-1712937
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3055 Torrington Drive Ball Ground, Georgia	30107
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (770) 721-8800

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01	GTLS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On October 18, 2021, Chart Industries, Inc. (“Chart”) entered into the Fifth Amended and Restated Credit Agreement (the “New Credit Agreement”) by and among Chart, Chart Industries Luxembourg S.à.r.l. (“Chart Lux”), Chart Asia Investment Company Limited (“Chart Asia”, together with Chart Lux and Chart, the “Borrowers”), the other foreign borrowers from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., Fifth Third Bank, National Association, HSBC Bank USA, National Association, PNC Bank, National Association and Wells Fargo Bank, National Association, as Co-Syndication Agents, and BMO Harris Bank, N.A., Capital One, N.A., Citizens Bank, N.A., MUFG Union Bank, N.A. and Regions Bank, as Co-Documentation Agents.

The New Credit Agreement provides for a revolving credit facility (the “New Credit Facility”) in a principal amount of up to $1 billion, which includes a $100 million sublimit for letters of credit, a $250 million sublimit for discretionary letters of credit and a $100 million sublimit for swingline loans. Under the terms of the New Credit Agreement, Chart may, subject to the satisfaction of certain conditions, request increases in the revolving credit facility commitments in an aggregate principal amount of up to $500 million or a lesser amount in integral multiples of $25 million to the extent existing or new lenders agree to provide such increased or additional commitments, as applicable. The proceeds of the New Credit Facility are to be used (i) to refinance existing indebtedness, (ii) for working capital and (iii) for general corporate purposes. The New Credit Facility has a five-year maturity.

The New Credit Facility bears interest at the Borrowers’ election, at a base rate plus an “applicable margin” (as described below) or LIBOR plus an applicable margin. Swingline loans bear interest at a base rate plus an applicable margin. The base rate, for any day, is a floating rate that is the greatest of the prime rate in effect on such day, the NYFRB rate (defined as the greater of the federal funds effective rate and the overnight bank funding rate) in effect on such day plus 50 basis points, and the adjusted LIBOR rate for a one-month interest period in dollars on such day plus 100 basis points. The “applicable margin” is determined on a leveraged-based sliding scale which, before giving effect to the sustainability pricing adjustments (as described below), ranges from 25 to 125 basis points for base rate loans and 125 to 225 basis points for LIBOR loans. The Borrowers are required to pay commitment fees on any unused commitments under the New Credit Agreement which, before giving effect to the sustainability fee adjustments (as described below), is determined on a leverage-based sliding scale ranging from 20 to 35 basis points. Interest and fees are payable on a quarterly basis (or if earlier, at the end of each interest period with respect to any LIBOR loans).

The applicable margin described in the immediately preceding paragraph is subject to further adjustments based on reductions in the ratio between (i) the total greenhouse gas emissions, measured in metric tons CO2e, of Chart and its subsidiaries during such calendar year and (ii) the aggregate revenue, measured in U.S. Dollars, of Chart and its subsidiaries during such calendar year. These additional pricing adjustments range from an addition of 0.05% to a reduction of 0.025% in the applicable margin described above. The commitment fees described in the immediately preceding paragraph are also subject to sustainability fee adjustments based on the aforementioned ratio. The sustainability fee adjustments range from an addition of 0.01% to a reduction of 0.01%.

The obligations of the Borrowers under the New Credit Agreement are guaranteed by each of the Borrowers’ material domestic subsidiaries, subject to certain exceptions (such material domestic subsidiaries, together with the Borrowers collectively, the “Credit Parties”). The obligations of the Credit Parties under the New Credit Agreement and the other loan documents delivered in connection therewith are secured by a first priority security interest in substantially all of the existing and future personal property of the Credit Parties, including, without limitation, 65% of the voting capital stock of certain of the Credit Parties’ direct foreign subsidiaries, subject to certain exceptions.

The New Credit Agreement contains customary representations and warranties and certain covenants that limit (subject to certain exceptions) the ability of Chart and its subsidiaries to, among other things, (i) incur or guarantee additional indebtedness, (ii) incur or suffer to exist liens, (iii) make investments, (iv) consolidate, merge or transfer all or substantially all of their assets, (v) sell assets, (vi) pay dividends or other distributions on, redeem or repurchase capital stock, (vii) enter into transactions with affiliates, (viii) amend, modify, prepay or redeem certain indebtedness, (ix) enter into certain restrictive agreements, (x) engage in a new line of business, and (xi) enter into sale-leaseback transactions.

In addition, the New Credit Agreement contains financial maintenance covenants that, as of the last day of any fiscal quarter ending on and after September 30, 2021, (i) require the ratio of the amount of Chart’s and its subsidiaries’ consolidated total net indebtedness to consolidated EBITDA to be less than specified maximum ratio levels and (ii) require the ratio of the amount of Chart’s and its subsidiaries’ consolidated EBITDA to consolidated cash interest expense to be greater than a specified minimum ratio level.

The New Credit Agreement also contains customary events of default. If such an event of default occurs, the lenders thereunder would be entitled to take various actions, including the acceleration of amounts due under the New Credit Agreement and all actions permitted to be taken by a secured creditor.

The foregoing summary of the New Credit Agreement contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the New Credit Agreement, a copy of which will be filed with Chart’s next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chart Industries, Inc.

Date: October 20, 2021
	By:	/s/ Jillian C. Evanko
	Name:	Jillian C. Evanko
	Title:	President and Chief Executive Officer